Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statements No. 333-110949, 333-99615, 333-38857, 333-38859, 333-44505, 333-92417, 333-134503, 333-137686 and 333-141402 on Form S-8 and 333-128023 on Form S-3 of our reports dated September 27, 2007, relating to the financial statements and financial statement schedule of Brady Corporation and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Brady Corporation for the year ended July 31, 2007.
/s/ DELOITTE & TOUCHE LLP
Milwaukee, WI
September 28, 2007